UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                           Commission File No. 0-20715
                                               -------

                             Prestige Bancorp, Inc.
                             ----------------------
             (Exact name of registrant as specified in its charter)

                 710 Old Clairton Road, Pleasant Hills, PA 15236
                                 (412) 655-1190
                                 ---------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $1.00
                          ------------------------------
       per share (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        |x|             Rule 12h-3(b)(1)(i)       | |
      Rule 12g-4(a)(1)(ii)       | |             Rule 12h-3(b)(1)(ii)      | |
      Rule 12g-4(a)(2)(i)        | |             Rule 12h-3(b)(2)(i)       | |
      Rule 12g-4(a)(2)(ii)       | |             Rule 12h-3(b)(2)(ii)      | |
                                                 Rule 15d-6                | |

Approximate number of holders of record as of the
  certification or notice date:                                         0
                                                                     -------

Pursuant to the requirements of the Securities Exchange Act of 1934, Northwest Bancorp, Inc., as successor by merger to Prestige Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 23, 2002      BY: /s/ Gregory C. LaRocca
      ------------------         -----------------------------------------------
                                 Gregory C. LaRocca, Executive Vice President
                                 of Northwest Bancorp, Inc., successor by merger
                                 to Prestige Bancorp, Inc. (duly authorized
                                 representative)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.